Exhibit 99.6(l)

ELEVENTH AMENDMENT

TO AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 5th day of May, 2019 amends that certain Amended and Restated Investment Advisory Agreement dated as of November 20, 2002, and amended as of October 21, 2004, July 29, 2005, July 13, 2007, March 10, 2008, June 22, 2009, January 1, 2010, June 25, 2010, May 8, 2017, March 6, 2018 and December 1, 2018 (the “Agreement”), by and between Virtus Equity Trust, a Delaware statutory trust (the “Trust”), and Virtus Investment Advisers, Inc., a Massachusetts corporation (the “Adviser”), as follows:

1.	Virtus SGA Global Growth Fund will become a series of the Trust (the “New Series”).

2.	Virtus Strategic Allocation Fund has merged with and into Virtus Tactical Allocation Fund and therefore is hereby deleted from the Agreement.

3.	Schedule A is hereby deleted and Schedule A attached hereto is substituted in its place to reflect the addition of the New Series.

4.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement, as amended.

5.	This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers or other representatives.

VIRTUS EQUITY TRUST

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Executive Vice President, Chief Financial Officer & Treasurer

VIRTUS INVESTMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman
Name:	Francis G. Waltman
Title:	Executive Vice President

SCHEDULE A

Series	Investment Advisory Fee
Virtus KAR Small-Cap Core Fund	0.75%
Virtus KAR Small-Cap Value Fund	0.70%
Virtus SGA Global Growth Fund	0.80%

	1st $1 Billion	$1+ Billion through $2 Billion	$2+ Billion
Virtus Rampart Enhanced Core Equity Fund	0.75%	0.70%	0.65%
Virtus KAR Mid-Cap Core Fund	0.80%	0.75%	0.70%
Virtus KAR Global Quality Dividend Fund	0.75%	0.70%	0.65%
Virtus KAR Capital Growth Fund	0.70%	0.65%	0.60%
Virtus Tactical Allocation Fund	0.55%	0.50%	0.45%

	1st $400 Million	$400+ Million through $1 Billion	$1+ Billion
Virtus KAR Small-Cap Growth Fund	0.90%	0.85%	0.80%

	1st $500 Million	Over $500 Million
Virtus KAR Mid-Cap Growth Fund	0.80%	0.70%

	1st $1 Billion	$1+ Billion
Virtus KAR Small-Mid Cap Core Fund	0.75%	0.70%

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